Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of [                    ], 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	RELATED TRANSACTIONS	11
2.1	Ancillary Agreements	11

ARTICLE III	THE DISTRIBUTION AND RELATED ACTIONS	12
3.1	Actions Prior to the Distribution Date	12
3.2	Cooperation for Distribution	13
3.3	Conditions Precedent to Consummation of the Distribution	13
3.4	Sole Discretion	15
3.5	The Distribution	15

ARTICLE IV	DISPUTE RESOLUTION; ARBITRATION	16
4.1	General Provisions	16
4.2	Consideration by Senior Executives	16
4.3	Binding Arbitration	17

ARTICLE V	MUTUAL RELEASES; INDEMNIFICATION	19
5.1	Mutual Release of Pre-Distribution Date Claims	19
5.2	Indemnification by Enova	22
5.3	Indemnification by Parent	23
5.4	Indemnification Obligations Net of Insurance Proceeds	24
5.5	Procedures for Indemnification of Third-Party Claims	24
5.6	Additional Matters	27
5.7	Remedies Cumulative	29
5.8	Survival of Indemnities	29
5.9	Guarantees and Other Obligations	29
5.10	Right of Contribution	30
5.11	No Impact on Third Parties	30
5.12	No Cross-Claims or Third-Party Claims	30
5.13	Severability	30
5.14	Ancillary Agreements	31

ARTICLE VI	INSURANCE	31
6.1	Insurance Policies and Rights	31
6.2	Administration and Reserves	32
6.3	Allocation of Insurance Proceeds; Cooperation	32
6.4	Reimbursement of Expenses	32
6.5	No Reduction of Coverage	33
6.6	Shared Insurance Policies Other Than D&O, Fiduciary, and Employment Practices Liability	33
6.7	D&O, Fiduciary, and Employment Practices Liability	33

ARTICLE VII	EXCHANGE OF INFORMATION; CONFIDENTIALITY	33
7.1	Agreement for Exchange of Information	33

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7.2	Ownership of Information	34
7.3	Compensation for Providing Information	34
7.4	Record Retention	34
7.5	Limitations of Liability	34
7.6	Other Agreements Providing for Exchange of Information	34
7.7	Production of Witnesses; Records; Cooperation	35
7.8	Privileged Matters	35
7.9	Confidentiality	37
7.10	Protective Arrangements	39

ARTICLE VIII	FURTHER ASSURANCES AND ADDITIONAL COVENANTS	39
8.1	Further Assurances	39
8.2	Performance	40
8.3	Order of Precedence	40
8.4	Registration of Retained Stock for Delivery by Parent Under Parent’s Long-Term Incentive Plans	40
8.5	Non-Solicitation of Employees	41

ARTICLE IX	TERMINATION	42
9.1	Termination	42

ARTICLE X	MISCELLANEOUS	42
10.1	Construction	42
10.2	Conflicts with Other Ancillary Agreements	43
10.3	Limitation of Liability	43
10.4	Assignment	43
10.5	Entire Agreement	43
10.6	Notices	44
10.7	Governing Law	44
10.8	Third-Party Beneficiaries	44
10.9	Severability	44
10.10	Amendment	45
10.11	Guarantees	45
10.12	Counterparts	45
10.13	Authority	45
10.14	Binding Effect	45
10.15	Waiver	45
10.16	Force Majeure	46
10.17	Publicity	46
10.18	Expenses	46
10.19	Headings	46
10.20	Survival of Covenants	46
10.21	Specific Performance	46
10.22	Mutual Drafting	47
10.23	Effect if Distribution Does Not Occur	47

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SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [            ], 2014, by and between Cash America International, Inc., a Texas corporation (“Parent”), and Enova International, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Enova” and, together with Parent, the “parties”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, Parent is the holder of all of the stock in Enova;

WHEREAS, Parent has determined that for corporate non-tax business purposes it is in the best interests of Parent and Enova to separate Enova from Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are entering into the other Ancillary Agreements (as defined below);

WHEREAS, Parent currently intends that, on the Distribution Date (as defined below), Parent shall distribute to holders of shares of Parent Common Stock (as defined below), through a spin-off, 80 percent of the outstanding shares of Enova Common Stock, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, the Distribution and certain related transactions, taken together, are intended to qualify as a reorganization under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes;

WHEREAS, immediately following the Distribution, Parent will own 20 percent of the issued and outstanding shares of Enova Common Stock; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the separation of Enova from Parent and the Distribution and the relationship of Parent, Enova and their respective Subsidiaries (as defined below), following the Distribution.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable:

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.3(a).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding, or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, provincial, territorial, local, foreign, or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement and the Ancillary Agreements, no member of the Enova Group shall be deemed to be an Affiliate of any member of the Parent Group, and no member of the Parent Group shall be deemed to be an Affiliate of any member of the Enova Group. To that effect, it is the intention of the parties that no member of the Parent Group shall be deemed to “control” any member of the Enova Group and each member of the Parent Group hereby disclaims the power to direct or cause the direction of the management and policies of the Enova Group, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning given such term in the Preamble.

“Ancillary Agreements” has the meaning set forth in Section 2.1.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Business Day” means a day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Texas or the State of Illinois are authorized or obligated by Law to close.

“CERCLA” has the meaning given such term in the definition of “Environmental Law” below.

“Claims Administration” means the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management, and defense of claims and providing for appropriate releases upon settlement or final adjudication of claims.

“Claims Handling Agreement” means any third party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured Enova Claims.

“Code” has the meaning given such term in the Recitals.

“Contract” means any contract, agreement, lease, license, letter of intent, order, instrument, or other commitment that is binding on any Person or any part of its property under applicable Law.

“Corporate Action” means any Action, whether filed before, on or after the Distribution Date, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“Credit Rating” means on any date, the rating that has been most recently announced by any Rating Agency for any class of senior, unsecured, non-convertible publicly held long-term debt of a Person.

“Credit Underwriting Services Agreement” means the Credit Underwriting Services Agreement, dated as of the date hereof, between Parent and Enova.

“Custodial Party” means the party that maintains the Records Facility where Stored Records are held.

“Demand Registration” has the meaning set forth in Section 8.4(d).

“Dispute” has the meaning set forth in Section 4.1(a).

“Distribution” has the meaning given such term in the Recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by Parent in its sole and absolute discretion.

“Distribution Agent” means Computershare Trust Company, N.A.

“Effectiveness Period” has the meaning set forth in Section 8.4(a).

“Enova” has the meaning given such term in the Preamble.

“Enova Board” means the board of directors of Enova.

“Enova Business” means the business and operations conducted by Enova and the members of the Enova Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture, or other mutual enterprise), prior to, on, or after the Distribution Date.

“Enova Certificate of Incorporation” shall have the meaning set forth in Section 3.1(g).

“Enova Common Stock” means the common stock, par value $0.00001 per share, of Enova.

“Enova Credit Facility” means the $75 million bank credit facility among Enova, Jefferies Finance LLC, as administrative agent, and Jefferies Group LLC, as lender.

“Enova Debt Obligations” means all Indebtedness of Enova or any other member of the Enova Group.

“Enova Environmental Liabilities” means all Liabilities arising under or relating to any Environmental Law to the extent, as between the Parent Group and the Enova Group, such Liabilities relate to, arise out of, or result from (a) the ownership, operation, or conduct of the Enova Business at any time prior to, on, or after the Distribution Date except for those Liabilities included in the definition of “Parent Environmental Liabilities,” or (b) any properties or assets owned, leased, used, or held for use in connection with any terminated, divested, or discontinued business or other activities which, at the time of such termination, divestiture, or discontinuation, related to the Enova Business as then conducted. It is understood that, consistent with the foregoing, Enova Environmental Liabilities shall include all Liabilities arising under or relating to any Environmental Law attributable to (a) any investigation or remediation activities pertaining to environmental matters and involving any property held, owned, leased, used or occupied by the Enova Group; and (b) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the Enova Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party liability allocation group, as appropriate, to members of the Enova Group.

“Enova Group” means Enova, each current and former subsidiary of Enova, and each Person that becomes a subsidiary of Enova after the Distribution Date.

“Enova Indemnitees” has the meaning assigned to that term in Section 5.3.

“Enova Liabilities” means (without duplication):

(a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be assumed by Enova or any other member of the Enova Group, and all agreements, obligations, and Liabilities of any member of the Enova Group under the Ancillary Agreements;

(b) all Liabilities primarily relating to, arising out of, or resulting from the operation of the Enova Business, as conducted at any time prior to, on, or after the Distribution Date including:

(i) any Liability relating to, arising out of, or resulting from any act or failure to act by any director, officer, employee, agent, or representative of Enova (whether or not such act or failure to act is or was within such Person’s authority);

(ii) any Enova Environmental Liabilities;

(iii) the Enova Debt Obligations; and

(iv) any Liability arising under or relating to a claim made against Enova by an Enova stockholder in its capacity as such (other than Parent) other than a claim for which Parent and the Parent Group have agreed to indemnify Enova and the Enova Group pursuant to Section 5.3(d) hereof;

Notwithstanding the foregoing, the Enova Liabilities shall not include the Parent Liabilities.

“Environmental Law” means any and all Laws or determinations of any Governmental Authority (including common or civil, as applicable, law duties established by courts) pertaining to pollution or the protection of the environment, natural resources, or plant or animal species or the remediation of contamination, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes into ambient or indoor air, surface water, ground water, or lands or otherwise relating to the treatment, storage, disposal, transportation, or release into the environment of pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes, in any jurisdiction, federal, state, provincial, territorial, municipal, local, or foreign, in which the Parent Business or Enova Business is or has operated; including, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Superfund Amendments Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., other similar Laws or decrees in non-U.S. jurisdictions, and all other environmental conservation and protection Laws otherwise applicable to the Parent Business or Enova Business, whether federal, state, provincial, territorial, municipal, local, or foreign, and the regulations promulgated thereto, as each has been and may be amended and supplemented from time to time, provided, however, that Environmental Laws shall not include Laws pertaining primarily to workplace safety, such as, without limitation, the Occupational Safety and Health Act 29 U.S.C. 651 et seq., except to the extent such Laws govern environmental conditions, including the management of asbestos-containing materials, or employee exposure or potential exposure to pollutants, contaminants, or chemical, industrial, hazardous, radioactive, or toxic materials or wastes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person) or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10” shall have the meaning set forth in Section 3.3(b).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Approvals” means any notices, reports, or other filings to be made with, or any consents, registrations, approvals, licenses, permits, or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, territory, city, municipal entity, or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative, or regulatory agency, branch, division, department, authority, instrumentality, commission, board, bureau, or similar body, whether federal, state, provincial, territorial, municipal, local, or foreign.

“Group” means either the Parent Group or the Enova Group, as the context requires.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnitee” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies,

reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, reserves, employee, or business information or data.

“Information Statement” shall have the meaning set forth in Section 3.3(b).

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Initial Registration Statement” shall have the meaning set forth in Section 8.4(a).

“Insurance Administration” means with respect to each Insurance Policy, (a) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles, and retentions as appropriate under the terms and conditions of such Insurance Policies, (b) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of such Insurance Policy to be exceeded, and (c) the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Policy” means insurance policies and insurance contracts of any kind that as of the effective date of this Agreement are or have been owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors, including primary, umbrella, and excess comprehensive general liability policies, automobile insurance policies, employment practices insurance policies, business travel accident insurance policies, worker’s compensation insurance policies, property, casualty, and business interruption insurance policies, fiduciary insurance policies, and directors’ and officers’ liability insurance policies (including any such policy for directors and officers liability that has been purchased to provide occurrence coverage for both continuing and former directors, officers, and employees for claims arising from or relating to events, occurrences, or other matters prior to such date that the Form 10 is declared effective by the SEC).

“Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, or (b) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

“Insured Claims” means any claim with respect to those Losses that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility, or retrospectively-rated premium adjustments, but only to the extent that such Losses are within applicable Insurance Policy limits, including aggregates.

“Insured Enova Claims” means any claim with respect to any Loss, damage, or injury that occurred prior to the Distribution Date that is against any member of the Enova Group or any director, officer, or employee of any member of the Enova Group; provided, that in the case of any such claim or any claims identified in (a) through (c) below, such Loss, damage, or injury (including costs of defense and reasonable attorneys’ fees) is or may be insured under one or more of the Insurance Policies. Insured Enova Claims include (a) claims for property or casualty damage or any other Loss with respect to assets of any member of the Enova Group, (b) claims against any member of the Enova Group whether or not the Enova Group has or has assumed liability for such claims under any Ancillary Agreement, and (c) claims against any member of the Parent Group to the extent any member of the Enova Group has liability for such claims under any Ancillary Agreement.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Marketing and Customer Referral Agreement” means the Marketing and Customer Referral Agreement, dated as of the date hereof, between Parent and Enova.

“Non-Custodial Party” means the party that owns Stored Records held in the other party’s Records Facility.

“NYSE” means the New York Stock Exchange, Inc.

“Parent” has the meaning given such term in the Preamble.

“Parent Board” means the board of directors of Parent.

“Parent Business” means any business of Parent and any member of the Parent Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture, or other mutual enterprise), other than the Enova Business.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Environmental Liabilities” means all Liabilities arising under or relating to Environmental Law to the extent, as between the Parent Group and the Enova Group, such Liabilities relate solely to, arise out of or result from: (a) the ownership, operation, or conduct of the Parent Business at any time prior to, on, or after the Distribution Date or (b) any properties or assets owned, leased, used, or held for use in connection with any terminated, divested, or discontinued business or other activities which, at the time of such termination, divestiture, or discontinuation, related to the Parent Business as then conducted. It is understood that, consistent with the foregoing, Parent Environmental Liabilities shall include all Liabilities arising under or relating to Environmental Law attributable to (a) any investigation or remediation activities pertaining to environmental matters and involving any property held, owned, leased, used or occupied by the Parent Group and (b) the transportation, treatment, storage, or disposal of waste generated by the operations of members of the Parent Group, including liability under CERCLA or a comparable law allocated by the applicable Governmental Authority or potentially responsible party liability allocation group, as appropriate, to members of the Parent Group.

“Parent Group” means Parent, each current and former subsidiary of Parent (other than any member of the Enova Group), and each Person that becomes a subsidiary of Parent after the Distribution Date.

“Parent Indemnitees” has the meaning set forth in Section 5.2.

“Parent Liabilities” means (a) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, (b) all agreements, obligations, and Liabilities of any member of the Parent Group under this Agreement or any Ancillary Agreement, (c) any liability arising under or relating to a claim made against Parent by a Parent shareholder in its capacity as such, and (d) any Liability of any member of the Parent Group other than the Enova Liabilities.

“parties” has the meaning given such term in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a Governmental Authority.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Rating Agency” means Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch, Inc., any of their successors, or any nationally recognized statistical rating organization registered with the SEC.

“reasonable best efforts” means a Person’s good faith best efforts to achieve such goal as soon as reasonably practicable and consistent with reasonable commercial practice and without payment of any assignment, consent, or similar fee requested by any Person or the incurrence of unreasonable expense or hardship, and/or the requirement to engage in litigation.

“Record Date” shall mean the close of business on [                    , 2014] or the close of business on another date if determined by the Parent Board as the record date for determining holders of shares of Parent Common Stock entitled to receive Enova Common Stock pursuant to the Distribution.

“Record Holders” means the holders of record of Parent Common Stock as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 7.4(a).

“Registrable Securities” shall have the meaning set forth in Section 8.4 (a).

“Registration Statement” means any registration statement of Enova (including the Initial Registration Statement and each Subsequent Registration Statement) filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference into such registration statement. For the avoidance of doubt, it is acknowledged and agreed that such Registration Statement may be on any form that shall be applicable, including Form S-1, Form S-3 or Form S-4 and may be a Shelf Registration Statement.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Response” shall have the meaning set forth in Section 4.2.

“Retained Stock” means the Enova Common Stock retained by Parent immediately following the Distribution.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Senior Notes” means the $500.0 million in aggregate principal amount of 9.75% Senior Notes Due 2021 issued by Enova, and approved by Parent, in reliance on Rule 144A promulgated under the Securities Act pursuant to an Indenture, dated May 30, 2014, between Enova and U.S. Bank National Association, as trustee.

“Shelf Registration Statement” means a Registration Statement of Enova for an offering of the Retained Stock to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Stockholder’s and Registration Rights Agreement” means the Stockholder’s and Registration Rights Agreement, dated as of the date hereof, by and between Parent and Enova.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by a party hereto other than the party that owns such Tangible Information.

“Subsequent Registration Statement” shall have the meaning set forth in Section 8.4(b).

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between Parent and Enova.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third Party” shall have the meaning set forth in Section 5.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Parent and Enova.

ARTICLE II

RELATED TRANSACTIONS

2.1 Ancillary Agreements. On or prior to the Distribution Date, Parent and Enova shall execute and deliver (or shall cause the appropriate members of their respective Groups to execute and deliver, as applicable) the agreements between them designated as follows:

(a) the Transition Services Agreement;

(b) the Tax Matters Agreement;

(c) the Stockholder’s and Registration Rights Agreement;

(d) the Credit Underwriting Services Agreement;

(e) the Marketing and Customer Referral Agreement; and

(f) such other agreements, documents or instruments as the parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

The agreements described and set forth in this Section 2.1 shall be collectively, and together with this Agreement, referred to as the “Ancillary Agreements.”

ARTICLE III

THE DISTRIBUTION AND RELATED ACTIONS

3.1 Actions Prior to the Distribution Date. Prior to the Distribution Date and subject to the terms and conditions set forth herein, the parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. Enova shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and Enova shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and Enova shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Mailing of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(d) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e) NYSE Listing. Enova shall prepare, file, and use its reasonable best efforts to have approved, an application for listing of the Enova Common Stock distributed in the Distribution on the NYSE, subject only to official notice of issuance and filing of customary final documentation.

(f) Stock-Based Employee Benefit Plans. At or prior to the Distribution Date, Parent and Enova shall take all actions as may be necessary to approve the stock-based employee benefit plans of Enova in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(g) Certificate of Incorporation. Parent and Enova shall take all necessary action that may be required to provide for the adoption by Enova of the Amended and Restated Certificate of Incorporation of Enova (the “Enova Certificate of Incorporation”) and the Amended and Restated Bylaws of Enova, each in such form as may be reasonably determined by Parent and Enova, and Enova shall file the Enova Certificate of Incorporation with the Secretary of State of the State of Delaware.

(h) Satisfying Conditions to Distribution. Parent and Enova shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Date.

3.2 Cooperation for Distribution. Enova shall, at Parent’s direction, promptly take any and all actions necessary or desirable to facilitate the separation and Distribution as contemplated by the Form 10 or Information Statement. Notwithstanding anything to the contrary contained herein, as between Parent and Enova, Parent may in its sole discretion choose to terminate, abandon, or amend any aspect of the Distribution at any time prior to the Distribution Date, and Enova promptly shall take all actions directed by Parent in that regard.

3.3 Conditions Precedent to Consummation of the Distribution. In no event shall the Distribution occur unless each of the conditions set forth below shall have been satisfied (or waived by Parent, in whole or in part, in its sole and absolute discretion). The conditions set forth below are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition.

(a) Board Approval. The Parent Board shall have authorized and approved the separation and not withdrawn such authorization and approval, and shall have declared the Distribution.

(b) Effectiveness of Form 10; Mailing of Information Statement. A Registration Statement on Form 10 registering the Enova Common Stock (the “Form 10”) shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein (the “Information Statement”) shall have been mailed to Parent’s stockholders as of the Record Date.

(c) Private Letter Ruling. Parent shall have received a private letter ruling from the Internal Revenue Service by Parent in form and substance satisfactory to Parent in its sole discretion to the effect that the retention by Parent of up to 20% of the Enova Common Stock will not be in pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax within the meaning of Section 355(a)(1)(D)(ii) of the Code and such private letter ruling shall not have been revoked or modified in any material respect.

(d) Opinion of Special Tax Counsel. The Parent Board shall have received an opinion of its special tax counsel at Hunton & Williams LLP in a form satisfactory to Parent that the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355(a) of the Code, and such opinion shall not have been revoked or modified in any material respect.

(e) Solvency Opinion. The Parent Board shall have received an opinion from an independent financial advisor to the Parent Board confirming the solvency and financial viability of Parent before the Distribution and each of Parent and Enova after the Distribution that is in form and substance acceptable to the Parent Board in its sole discretion.

(f) Securities Laws. All actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted.

(g) Listing on NYSE. The Enova Common Stock to be delivered in the Distribution shall have been approved for listing on NYSE, subject only to official notice of issuance and filing of customary final documentation.

(h) Execution of Ancillary Agreements. Each of the other Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(i) No Order or Injunction. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or the transactions related thereto shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of the Distribution or the transactions related thereto.

(j) Governmental Approvals. All Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(k) Licenses and Filings. All licenses and filings necessary to be obtained or made by Enova have been obtained or made.

(l) Enova Board. Parent and Enova shall have taken all necessary action to cause the Enova Board to consist of the individuals identified in the Information Statement as directors of Enova as of immediately following the Distribution Date.

(m) No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the Parent Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interest of Parent or its shareholders.

3.4 Sole Discretion. The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Enova or the Enova Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.

3.5 The Distribution.

(a) Delivery of Enova Common Stock. On or prior to the Distribution Date, Parent shall deliver to the Distribution Agent, for the benefit of Record Holders, book-entry transfer authorizations for such number of the issued and outstanding shares of Enova Common Stock necessary to effect the Distribution.

(b) Distribution Date. The Distribution Date shall be 11:59 p.m. Eastern Time, or such other time as Parent may determine, on such date as Parent may determine.

(c) Distribution of Shares and Cash. Parent shall instruct the Distribution Agent to distribute, as soon as practicable following the Distribution Date, to each Record Holder the following: (i) [            ] shares of Enova Common Stock for every one (1) share of Parent Common Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.5(d).

(d) No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Distribution Date, Parent shall direct the Distribution Agent to determine the number of whole shares and fractional shares of Enova Common Stock allocable to each holder of record or beneficial owner of Parent Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither Parent nor Enova shall be required to guarantee any minimum sale price for the fractional shares of Enova Common Stock. Neither Parent nor Enova shall be required to pay any interest on the proceeds from the sale of fractional shares.

(e) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.5(d), the beneficial owner of Parent Common Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(f) Unclaimed Stock or Cash. Any Enova Common Stock or cash in lieu of fractional shares with respect to Enova Common Stock that remains unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to Enova. Enova shall hold such Enova Common Stock and cash, if any, in lieu of fractional shares, for the account of such Record Holder, and the parties agree that all obligations to provide such Enova Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Enova, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(g) Transfer Authorizations. Enova agrees to provide all book-entry transfer authorizations for shares of Enova Common Stock that Parent or the Distribution Agent shall require in order to effect the Distribution.

ARTICLE IV

DISPUTE RESOLUTION; ARBITRATION

4.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreement), or the breach, termination or validity thereof (“Dispute”) which arises between the parties shall be resolved in accordance with the procedures set forth in this Article IV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IV.

(b) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(c) The specific procedures set forth in this Article IV, including the time limits referenced herein, may only be modified by agreement of both of the parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The parties shall take any necessary or appropriate action required to effectuate such tolling.

4.2 Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (a) a statement of the Dispute and of each party’s position and (b) the names and titles of the executives who may represent that party and of any other persons who may accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 4.2. Such executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened in person at Parent’s executive offices in Fort Worth, Texas.

4.3 Binding Arbitration.

(a) In the event any Dispute is not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice, and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 4.2, either party may seek any interim or provisional relief, including injunctive relief and other equitable relief, that is necessary to protect the rights or property of that party either (i) before any Texas federal or state court, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole independent arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $5 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $5 million or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; however, the party who makes that request shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) The panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either party and within fifteen (15) days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within fifteen (15) days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration

Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within fifteen (15) days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be Fort Worth, Texas. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(f) The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 10.3. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 4.3(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g) Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).

(h) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 4.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i) The interim or final award in an arbitration pursuant to this Article IV shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(j) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 4.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k) The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Texas Law, as provided in Section 10.7 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 4.3.

(l) Subject to Section 4.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if it deems such an award is proper under the circumstances as described in Section 4.3(f).

(m) Notwithstanding anything in this Article IV to the contrary, any disputes relating to the interpretation of Article V or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.

(n) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of Dispute resolution pursuant to the provisions of this Article IV with respect to all matters not subject to such Dispute.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1 Mutual Release of Pre-Distribution Date Claims.

(a) Enova Release. Except as provided in Section 5.1(c), effective as of the Distribution Date, Enova does hereby, for itself and each other member of the Enova Group, their respective Affiliates (other than any member of the Parent Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the Enova Group (in each case, in their respective capacities as such), remise, release and forever discharge Parent and the members of the Parent Group, their respective Affiliates (other than any member of the Enova Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions related to or undertaken in connection with the Distribution and all other activities to implement the Distribution or contemplated hereunder.

(b) Parent Release. Except as provided in Section 5.1(c), effective as of the Distribution Date, Parent does hereby, for itself and each other member of the Parent Group, their respective Affiliates (other than any member of the Enova Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge

Enova, the respective members of the Enova Group, their respective Affiliates (other than any member of the Parent Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Enova Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions related to or undertaken in connection with the Distribution and all other activities to implement the Distribution or contemplated hereunder.

(c) Surviving Liabilities. Nothing contained in Section 5.1(a) or (b) shall impair, limit or otherwise affect, any right or obligation of any Person pursuant to or contemplated by this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or are contemplated to continue pursuant to, any Ancillary Document. Furthermore, nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement (including any Enova Liability);

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Date;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group prior to the Distribution Date;

(iv) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and any other applicable provisions of this Agreement or any Ancillary Agreement; or

(v) any Liability the release of which would result in the release of any third Person other than a Person released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release Parent or any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the Enova Group who was a director, officer or employee of a member of the Parent Group on or prior to the Distribution Date, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations, it being understood that, if the underlying obligation giving rise to such Action is an Enova Liability, Enova shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d) Agreement to Make No Claims. Enova covenants that it shall not make, and shall not permit any member of the Enova Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent covenants that it shall not make, and shall not permit any member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Enova or any member of the Enova Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) Further Evidence of Release. It is the intent of each of Parent and Enova, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Enova or any member of the Enova Group, on the one hand, and Parent or any member of the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party to this Agreement, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(f) Fees and Expenses. Any breach of the provisions of this Section 5.1 by either Parent or Enova shall entitle the other party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

5.2 Indemnification by Enova. Subject to Section 5.4, Enova shall, and shall cause the other members of the Enova Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Enova Liabilities, including the failure of Enova or any other member of the Enova Group or any other Person to pay, perform, or otherwise promptly discharge any Enova Liabilities in accordance with their respective terms, whether prior to or after the Distribution Date;

(b) the Enova Business;

(c) any Corporate Action or Action relating primarily to the Enova Business from which Enova is unable to cause a Parent Group member to be removed pursuant to Section 5.6(d);

(d) any failure by Enova or a member of the Enova Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(c);

(e) any breach by Enova or any member of the Enova Group of this Agreement or any of the Ancillary Agreements;

(f) the failure by Enova or any other member of the Enova Group to perform, or the breach by Enova or any other member of the Enova Group of any term of, any Contract made by Enova or any other member of the Enova Group for which Parent has guaranteed the performance of Enova or any other member of the Enova Group, including Parent’s guarantee of obligations to third-party lenders under Enova’s credit service organization and finance brokerage programs, and the obligations of Enova and any other member of the Enova Group under the leases covering leased premises, and all other guarantees of obligations of Enova and any other member of the Enova Group made by Parent or any member of the Parent Group for the benefit of Enova and the Enova Group prior to the Distribution Date, unless the failure or breach by Enova or any member of the Enova Group under the applicable Contract that leads to the enforcement or attempted enforcement of the Parent or a Parent Group member’s guarantee obligations thereunder results solely from any act or failure to act by Parent or any member of the Parent Group; and

(g) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Enova shall have furnished any amendments or supplements thereto), any registration statement relating to the Retained Stock or the Senior Notes or any offering memorandum or other marketing materials, including the offering memorandum dated May 23, 2014 of Enova relating to the Senior Notes, other than any such statement or omission in the Form 10, Information Statement, such registration statements or offering memorandum or other marketing materials to the extent provided in writing by Parent and solely concerning the Parent Group.

5.3 Indemnification by Parent. Subject to Section 5.4, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless Enova, each member of the Enova Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Enova Indemnitees”), from and against any and all Liabilities of the Enova Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Parent Liabilities, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, or otherwise promptly discharge any Parent Liabilities, in accordance with their respective terms, whether prior to or after the Distribution Date;

(b) the Parent Business;

(c) any Corporate Action or Action relating primarily to the Parent Business from which Parent is unable to cause an Enova Group member to be removed pursuant to Section 5.6(d);

(d) any failure by Parent or a member of the Parent Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 5.4(c);

(e) any breach by Parent or any member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(f) the failure by Parent or any other member of the Parent Group to perform, or the breach by Parent or any other member of the Parent Group of any term of, any Contract made by Parent or any other member of the Parent Group for which Enova has guaranteed the performance of Parent or any other member of the Parent Group, including Enova’s guarantee of Parent’s obligations under Parent’s 5.75% senior notes due May 15, 2018, and credit facilities and any other guarantees of obligations of Parent and any other member of the Parent Group made by Enova or any member of the Enova Group for the benefit of Parent and the Parent Group prior to the Distribution Date, unless the failure or breach by Parent or any member of the Parent Group under the applicable Contract that leads to the enforcement or attempted enforcement of Enova or an Enova Group member’s guarantee obligations thereunder results solely from any act or failure to act by Enova or any member of the Enova Group; and

(g) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Enova shall have furnished any amendments or supplements thereto), any registration statement relating to the Retained Stock or the Senior Notes or any offering memorandum or other marketing materials, including the offering memorandum dated May 23, 2014 of Enova relating to the Senior Notes, in each case only to the extent provided in writing by Parent and solely concerning the Parent Group.

5.4 Indemnification Obligations Net of Insurance Proceeds.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

(c) Each of Parent and Enova shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies identified on Schedule 5.4(c). Each of Parent and Enova hereby waives, for itself and each member of its Group, its rights to recover against the other party in subrogation or as subrogee for a third Person.

(d) For all claims as to which indemnification is provided under Section 5.2 or 5.3 other than Third-Party Claims (as to which Section 5.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

5.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice from a Person (including any Governmental Authority) who is not a member of the Parent Group or the Enova Group (a “Third Party”) of any claim or of the commencement by any such Person of any Corporate Action or other Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or, subject to Section 5.14, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third-Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, and the Indemnitee conducts and controls the defense of such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 5.5(b), a Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Credit Rating of the Indemnifying Party as determined by at least two Rating Agencies is or falls below B as established by Standard & Poor’s or Fitch, Inc., or B2 as established by Moody’s, or the equivalent as established by any other Rating Agency, (iii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iv) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (v) there occurs a change of control of the Indemnifying Party.

(e) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Section 7.7, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling party, at the non-controlling party’s expense, all witnesses, information and materials in such party’s possession or under such party’s control relating thereto as are reasonably required by the controlling party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(f) Neither party may settle or compromise any Third-Party Claim for which either party is seeking to be indemnified hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other party and provides for a full, unconditional and irrevocable release of the other party from all Liability in connection with the Third-Party Claim. The parties hereby agree that if a party presents the other party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either party is seeking to be indemnified hereunder and the party receiving such Proposal does not respond in any manner to the party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) Schedule 5.5(g) identifies certain pending Third-Party Claims with respect to which Liabilities will be allocated and the other actions taken as set forth therein. With respect to the Third-Party Claims identified in Schedule 5.5(g), in the event of any conflict between the provisions of this Article V and the provisions of Schedule 5.5(g), the latter shall govern. There shall be no requirement under this Section 5.5 to give notice with respect to any Third-Party Claims that exist as of the Distribution Date.

(h) The provisions of this Section 5.5 (other than this Section 5.5(h)) and the provisions of Section 5.6 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(i) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

5.6 Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e) In the event that Enova or Parent establishes a risk accrual in an amount of at least $500 thousand with respect to any Third-Party Claim for which such party has indemnified the other party pursuant to Section 5.2 or 5.3, as applicable, it shall notify the other party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, however, that an Indemnitee shall have no obligation to make a claim for recovery against any of its insurers with respect to any Losses for which it is seeking indemnification.

(g) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

5.7 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, if a party has recovered any Losses from the other party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.

5.8 Survival of Indemnities. The rights and obligations of each of Parent and Enova and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation business combination, sale of all or substantially all of the assets, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its respective Subsidiaries.

5.9 Guarantees and Other Obligations.

(a) On or prior to the Distribution Date or as soon as practicable thereafter, Enova shall (with the reasonable cooperation of the applicable member(s) of the Parent Group) use its commercially reasonable efforts to have any member(s) of the Parent Group removed as guarantor of or obligor for any Enova Liability to the extent that they relate to Enova Liabilities, including in respect of those guarantees and other obligations set forth on Schedule 5.9(a).

(b) On or prior to the Distribution Date, to the extent required to obtain a release from a guarantee or other obligation of any member of the Parent Group, Enova shall execute a substitute document in the form of any such existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Enova would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.

(c) If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 5.9, (i) Enova shall, and shall cause the other members of the Enova Group to, indemnify, defend and hold harmless each of the Parent Indemnitees for any Liability arising from or relating to such guarantee or other obligation, as applicable, and shall, as agent or subcontractor for the applicable Parent Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Enova shall not, and shall cause the other members of the Enova Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any guarantee, lease, contract or other obligation for which a member of the Parent Group is or may be liable unless all obligations of the members of the Parent Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Parent in its sole and absolute discretion.

5.10 Right of Contribution.

(a) Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.10: (i) any fault associated with the business conducted with the Enova Business or Enova Liabilities (except for the gross negligence or intentional misconduct of Parent or a Parent Subsidiary) or with the ownership, operation or activities of the Enova Business prior to the Distribution Date, shall be deemed to be the fault of Enova and the Enova Subsidiaries, and no such fault shall be deemed to be the fault of Parent or a Parent Subsidiary; and (ii) any fault associated with the business conducted with the Parent Business (except for the gross negligence or intentional misconduct of Enova or an Enova Subsidiary) or with the ownership, operation or activities of the Parent Business prior to the Distribution Date, shall be deemed to be the fault of Parent and the Parent Subsidiaries, and no such fault shall be deemed to be the fault of Enova or an Enova Subsidiary.

(c) Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.

5.11 No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the Parent Group, on the one hand, and the Enova Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

5.12 No Cross-Claims or Third-Party Claims. Each of Enova and Parent agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the Parent Group or Enova Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

5.13 Severability. If any indemnification provided for in this Article V is determined by a Texas federal or state court to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

5.14 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent (a) any Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any Enova Liability contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to such Ancillary Agreement, the indemnification obligations and contribution obligations contained herein shall not apply to such Enova Liability and instead the indemnification obligations and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Enova Liability, and (b) the Stockholder’s and Registration Rights Agreement contains any indemnification obligation or contribution obligation relating to any Liabilities of the Parent Indemnitees or Enova Indemnitees relating to, arising out of or resulting from information contained in any registration statement (other than the Form 10 (including any amendments or supplements thereto) and the Information Statement (as amended or supplemented if Enova shall have furnished any amendments or supplements thereto), to which this Section 5.14 shall not apply), the indemnification obligations and contribution obligations contained herein shall not apply to such Liabilities and instead the indemnification obligations and/or contribution obligations set forth in the Stockholder’s and Registration Rights Agreement shall govern with regard to such Liabilities.

ARTICLE VI

INSURANCE

6.1 Insurance Policies and Rights.

(a) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 5.6(c), the assets of Enova shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured Enova Claims under any Insurance Policies. The Enova Group shall be solely responsible for any and all premiums, deductibles, self-insured retentions, retrospective premiums, claims handling, and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Enova Claims.

(b) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 5.6(c), the assets of Parent shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under any Insurance Policies which are solely assets of Enova. The Parent Group shall be solely responsible for any and all premiums, deductibles, self-insured retentions, retrospective premiums, claims handling, and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Claims other than Insured Enova Claims.

(c) Nothing in this Agreement is intended to relieve any insurer of any Liability under any Insurance Policy.

6.2 Administration and Reserves. Consistent with the provisions of Article V, from and after the Distribution Date:

(a) Parent shall be responsible for (i) Insurance Administration of the Insurance Policies with respect to any liabilities of any member of the Parent Group, any assets of the Parent Group or any claims as to which the Parent Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement; and (ii) Claims Administration with respect to any liabilities of any member of the Parent Group, any assets of the Parent Group, or any claims as to which the Parent Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement. It is understood that the retention of the Insurance Policies by Parent is in no way intended to limit, inhibit, or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including claims of Enova and any of its operations, subsidiaries, and affiliates for insurance coverage, reimbursement, subrogation, or otherwise.

(b) Enova shall be responsible for (i) Insurance Administration of the Insurance Policies which insure the Enova Group only and (ii) Claims Administration with respect claims made under the Insurance Policies which insure the Enova Group only, or any claims as to which the Enova Group has rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement.

(c) The parties shall cooperate with regards to Insurance Administration, and shall share all relevant information concerning such matters so that both the Enova Group and the Parent Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments, and other material matters relevant to continued dealings with insurers providing coverage for Liabilities of both Groups.

(d) Nothing in this Agreement shall be construed or deemed to affect in any way the right of Parent to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Parent and its Subsidiaries.

(e) Nothing in this Agreement shall be construed or deemed to affect in any way the right of Enova to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Enova and its Subsidiaries.

6.3 Allocation of Insurance Proceeds; Cooperation. Except as otherwise provided in Section 5.4, the parties shall use reasonable best efforts to ensure that Insurance Proceeds received with respect to claims, costs, and expenses under the Insurance Policies shall be paid to Parent with respect to Parent Liabilities and to Enova with respect to the Enova Liabilities.

6.4 Reimbursement of Expenses. Enova shall reimburse the relevant insurer or the relevant third party administrator or Parent, as appropriate, to the extent required under any Insurance Policy or Claims Handling Agreement for any services performed after the

Distribution Date with respect to any and all Insured Enova Claims which are not Parent Liabilities which are paid, settled, adjusted, defended, and/or otherwise handled by such insurer or third party administrator pursuant to the terms and conditions of such Insurance Policy or Claims Handling Agreement.

6.5 No Reduction of Coverage. Except for reduction in coverage resulting from submission and payment of claims, no party shall take any action to eliminate or reduce coverage available to the other parties under any Insurance Policy or Claims Handling Agreement for any claims without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party’s right to amend the terms of a Claims Handling Agreement or Insurance Policy on renewal or otherwise; and provided, that no member of the Parent Group shall have any Liability to any member of the Enova Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable, or is inadequate to cover any Liability of the Enova Group for any reason.

6.6 Shared Insurance Policies Other Than D&O, Fiduciary, and Employment Practices Liability. Effective on the Distribution Date, Parent will take the necessary action to terminate the Enova Group’s coverage with respect to occurrences on or after the Distribution Date under the shared Insurance Policies excluding any directors’ and officers’, fiduciary, and employment practices liability policies. Any resulting return of premium or credit will be allocated between the Parent Group and the Enova Group in proportion to their respective contributions to the payment of such premium. Each of the Parent Group and the Enova Group shall be responsible for obtaining its own replacement policies (if so desired) for occurrences on or after the Distribution Date.

6.7 D&O, Fiduciary, and Employment Practices Liability. Each of the Parent Group and the Enova Group shall obtain its own directors’ and officers’, fiduciary, and employment practices liability policies for acts or omissions occurring on or after the Distribution Date.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of Parent and Enova, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other party, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either party or any of its Subsidiaries to the extent that: (i) such Information relates to the Enova Business or any Enova Liability, if Enova is the requesting party, or to the Parent Business or any Parent Liability, if Parent is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence. The party providing Information pursuant to this Section 7.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 7.1 shall expand the obligations of the parties under Section 7.4.

7.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 or 7.7 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information or otherwise complying with the request with respect to such Information. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

7.4 Record Retention.

(a) The parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the parties, and that following the Distribution Date, each party will have some of the Tangible Information of the other party stored at its facilities or at Third Party records storage locations arranged for by such party (each, a “Records Facility”).

(b) Each party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 7.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records as to which it is the Custodial Party that relates to (x) any Action that is pending as of the Distribution Date or (y) any Action that arises or becomes threatened or reasonably anticipated after the Distribution Date as to which the Custodial Party has received a written notice of the applicable “litigation hold” from the Non-Custodial Party.

7.5 Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information (other than Information that is subject to a “litigation hold”) is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 7.4.

7.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b) Either party that receives, pursuant to a request for Information in accordance with this Article VII, Tangible Information that is not relevant to its request shall (i) return it to the providing party or, at the providing party’s request, destroy such Tangible Information and (ii) deliver to the providing party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting party.

(c) When any Tangible Information provided by one party to the other party (other than Tangible Information provided pursuant to Section 7.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving party shall promptly, after request of the other party, either return to the other party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing party has requested that the other party destroy such Tangible Information, certify to the other party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving party’s business, assets, Liabilities, operations or activities; further, provided, no Tangible Information subject to a “litigation hold” shall be destroyed when and until such hold is removed.

7.7 Production of Witnesses; Records; Cooperation. Without limiting any other provision of this Agreement, the parties agree to consult and cooperate to the extent reasonably necessary with respect to any Actions. In furtherance of such undertaking, the parties shall enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

7.8 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and shall be provided prior to the Distribution Date have been and shall be rendered for the collective benefit of the parties and their respective Subsidiaries, and that each party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows: (i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business, whether or not the Privileged Information is in the possession or under the control of a member of the Parent Group or the Enova Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Parent Group or the Enova Group; and (ii) Enova shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Enova Business, whether or not the Privileged Information is in the possession or under the control of a member of the Parent Group or the Enova Group. Enova shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Enova Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Parent Group or the Enova Group.

(c) Subject to Sections 7.8(d) and 7.8(e), the parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 7.8(b) and all privileges and immunities relating to any Actions or other matters that involve both parties (or one or more of their respective Subsidiaries) and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d) If any dispute arises between Parent and Enova, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either party and/or their respective Subsidiaries, each party agrees that it shall: (i) negotiate with the other party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other party; and (iii) not unreasonably withhold consent to any request for waiver by the other party. Further, each party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) Upon receipt by Enova or by any of the Enova Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Parent or any of the Parent Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Enova obtains knowledge that any of its, or an Enova Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Enova shall promptly provide written notice to Parent of the existence of the request (which notice shall be delivered to Parent no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Parent a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Upon receipt by Parent or by any of the Parent Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Enova or any of the Enova Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Parent obtains knowledge that any of its, or a Parent Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Parent shall promptly provide written notice to Enova of the existence of the request (which notice shall be delivered to Enova no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide Enova a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 7.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of the parties set forth in this Section 7.8 and in Section 7.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The parties further agree that: (i) the exchange by one party to the other party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the party receiving such Privileged Information shall promptly return such Privileged Information to the party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the parties’ agreement under this Section 7.8, Parent and Enova shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

7.9 Confidentiality.

(a) Confidentiality. From and after the Distribution Date, subject to Section 7.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Parent, on behalf of itself and each of the Parent Subsidiaries, and Enova, on behalf of itself and each of the Enova Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential and proprietary Information concerning the other party (or its business) and the other party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Distribution Date) or furnished by the other party or the other party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other party or any of its Subsidiaries. If any confidential and proprietary Information of one party or any of its Subsidiaries is disclosed to another party or any of its Subsidiaries in connection with providing services to such first party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other party addressed in Section 7.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 7.10. Without limiting the foregoing, when any Information furnished by the disclosing party after the Distribution Date pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the other party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a party shall not be required to destroy or return any such Information to the extent that (i) the party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies, (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement or (iv) such Information is subject to a “litigation hold”.

(c) Third-Party Information; Privacy or Data Protection Laws. Each party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Date, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other party or the other party’s Subsidiaries, on the other hand, prior to the Distribution Date; or (ii) that, as between the two parties, was originally collected by the other party or the other party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Date or affirmative commitments or representations that were made before the Distribution Date by, between or among the other party or the other party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

7.10 Protective Arrangements. In the event that either party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other party, that is subject to the confidentiality provisions hereof, such party shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order, at such other party’s own cost and expense. In the event that such other party fails to receive such appropriate protective order in a timely manner and the party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the party receiving the request or demand, then the party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority. Notwithstanding the foregoing, Parent will not be required to notify Enova or seek its consent in connection with disclosures required by the SEC or the NYSE or in connection with Parent’s annual, quarterly and periodic reporting obligations.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.

(c) On or prior to the Distribution Date, Parent and Enova in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Parent or Subsidiary of Enova, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2 Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. Enova shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Enova Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 8.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement or any Ancillary Agreement.

8.3 Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement.

8.4 Registration of Retained Stock, including Retained Stock held for Delivery by Parent Under Parent’s Long-Term Incentive Plans.

(a) Initial Shelf Registration Statement. Enova shall (i) prepare and file with the SEC a Registration Statement (the “Initial Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act no later than five (5) Business Days following the Distribution Date, or such earlier date as requested by Parent, to register the Retained Stock (the “Registrable Securities”) to be offered by Parent, including, without limitation, the shares of Retained Stock to be distributed by Parent for delivery under Parent’s long-term incentive plans and equity-based compensation plans, (ii) use its reasonable best efforts to cause such Initial Registration Statement to be declared effective as soon as practicable after such filing under the Securities Act, (iii) not permit any securities other than the Registrable Securities to be included in the Initial Registration Statement or any Subsequent Registration Statement (as defined below) relating to the Registrable Securities, and (iv) use its reasonable best efforts to keep the Initial Registration Statement and any Subsequent Registration Statement relating to the Registrable Securities continuously effective under the Securities Act (the “Effectiveness Period”) until the date that all Registrable Securities have been distributed. The Initial Registration Statement shall be a Shelf Registration Statement on Form S-1 or another appropriate form permitting registration of the Registrable Securities under the Securities Act for resale or distribution as set forth in the “Plan of Distribution” section of the Initial Registration Statement as is furnished by Parent to Enova; provided, however, Enova shall prepare and file with the SEC a new Registration Statement with the SEC on Form S-3 to register an offering of the Registrable Securities to be made on a continuous basis pursuant to Rule 415 of the Securities Act, promptly after Enova becomes eligible to use Form S-3 (or similar provisions then effect) of the Securities Act.

(b) Subsequent Shelf Registrations. If the Initial Registration Statement or any Subsequent Registration Statement (as defined below) relating to the Registrable Securities ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the distribution of all of the Registrable Securities registered thereunder), Enova shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness amend such Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional “shelf” Registration Statement (a “Subsequent Registration Statement”) pursuant to Rule 415 covering all of the Registrable Securities. If a Subsequent Registration Statement is filed, Enova shall use its commercially reasonable efforts to cause the Subsequent Registration Statement to be declared effective as soon as practical after such filing and to keep such Subsequent Registration Statement continuously effective for the remainder of the Effectiveness Period.

(c) Supplements and Amendments. Enova shall promptly prepare and file with the SEC such amendments and post-effective amendments to any Shelf Registration Statement and supplements to the Prospectus contained therein as may be reasonably requested by Parent or if required by the rules, regulations or instructions applicable to the registration form used for such Registration Statement, if required by the Securities Act. Without limitation on the generality of the foregoing, so long as any Shelf Registration Statement is on Form S-1, Enova shall promptly prepare and file with the SEC amendments and post-effective amendments to such Registration Statement so that the prospectus meets the requirements of Section 10(3) of the Securities Act, including such amendments and post-effective amendments as is required to update the financial statements to comply with the requirements of the Securities Act and Regulation S-X thereunder. In furtherance thereof, Enova agrees promptly following the filing by Enova of each Annual Report on Form 10-K with the SEC, commencing with the Annual Report on Form 10-K for its fiscal year ending December 31, 2014, it shall file a post-effective amendment to the Shelf Registration Statement to update and supplement the information contained in the Shelf Registration Statement to include the information contained in its Annual Report on Form 10-K for the most recently completed fiscal year.

(d) Compliance with the Stockholder’s and Registration Rights Agreement. The provisions of this Section 8.4 shall be deemed to constitute an exercise of a request that Enova file a Shelf Registration Statement with the SEC pursuant to Section 2.01 of the Stockholder’s and Registration Rights Agreement (therein referred to as a “Demand Registration”), and as such, Enova shall fully comply with the registration procedures and other obligations set forth in the Stockholder’s and Registration Rights Agreement in respect of such Demand Registration.

(e) Rights are In Addition to Rights under the Stockholder’s and Registration Rights Agreement. The rights of Parent, and the obligations of Enova, to require the registration of the Registrable Securities under the Securities Act in accordance with this Section 8.4 are in addition to the rights and obligations set forth in the Stockholder’s and Registration Rights Agreement and are not in substitution therefor. As a consequence, nothing in this Section 8.4 shall limit or affect the rights of Parent under the Stockholder’s and Registration Rights Agreement, including, without limitation, the rights of Parent to require the registration of shares of the Retained Stock under the Securities Act in accordance with the provisions of the Stockholder’s and Registration Rights Agreement, nor shall this Section 8.4 relieve Enova of any of its obligations under the terms of the Stockholder’s and Registration Rights Agreement.

8.5 Non-Solicitation of Employees.

(a) Parent No Hire. For a period of two years from the Distribution Date, Parent agrees not to, without Enova’s consent, (i) solicit, recruit, or hire any employees, or officers of the Enova Group who have worked for the Enova Business immediately prior to the Distribution Date and who are employed full-time by Enova or a member of the Enova Group immediately after the Distribution Date or (ii) solicit or encourage any then current employee of the Enova Group who is working full-time for the Enova Business to leave the employment of Enova or a member of the Enova Group. Nothing in this Section 8.5 shall prevent or restrict Parent or any member of the Parent Group from employing any individual who responds to a general solicitation for employment made by or on behalf of Parent or any member of the Parent Group that is not specifically directed at employees or officers of Enova who have worked in the Enova Business or any individual who, after the Distribution Date, initiates contact with Parent or any member of the Parent Group for purposes of seeking employment.

(b) Enova No Hire. For a period of two years from the Distribution Date, Enova agrees not to, without Parent’s consent, (i) solicit, recruit, or hire any employees, or officers of the Parent Group who is working for the Parent Business immediately prior to the Distribution Date and who are employed full-time by Parent or a member of the Parent Group immediately after the Distribution Date or (ii) solicit or encourage any then current employee of the Parent Group who has worked full-time for the Parent Business to leave the employment of Parent or a member of the Parent Group. Nothing in this Section 8.5 shall prevent or restrict Enova or any member of the Enova Group from employing any individual who responds to a general solicitation for employment made by or on behalf of Enova or any member of the Enova Group that is not specifically directed at employees or officers of Parent who have worked in the Parent Business or any individual who, after the Distribution Date, initiates contact with Enova or any member of the Enova Group for purposes of seeking employment.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of the Parent Board without the approval of any Person, including Enova. In the event that this Agreement is terminated, this Agreement and each Ancillary Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any liability of any kind to any Person by reason of this Agreement or any Ancillary Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Construction. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this

Agreement” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

10.2 Conflicts with Other Ancillary Agreements. To the extent any portion of this Agreement conflicts, or is inconsistent, with any other Ancillary Agreement, this Agreement shall control; provided, however, that if there are any conflicting or inconsistent provisions in the Tax Matters Agreement, the Tax Matters Agreement shall control.

10.3 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE PARENT GROUP OR THE ENOVA GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE PARENT GROUP OR THE ENOVA GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES, OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

10.4 Assignment. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto and provided, further, that Parent may assign its rights and delegate its obligations under this Agreement or any Ancillary Agreement to any of its Affiliates or in connection with a change of control of Parent or a sale or disposition of any of the assets or Liabilities or lines of business of Parent, provided, that no such assignment or delegation shall release Parent from any Liability or obligation under this Agreement or any Ancillary Agreement.

10.5 Entire Agreement. This Agreement and the other Ancillary Agreements, and the exhibits and schedules referenced or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof.

10.6 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon receipt, if delivered by hand, generally accepted means of electronic transmission, any nationally recognized overnight courier service or mail (with postage prepaid), to the following addresses:

(a)	If to Enova to:

Enova International, Inc.

200 West Jackson Blvd.

Chicago, Illinois 60606

Attn: General Counsel

E-mail: lyoung@enova.com

(b)	If to Parent, to:

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Attn: General Counsel

E-mail: clinscott@casham.com

or to such other addresses or e-mail address as may be specified by like notice to the other party.

10.7 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

10.8 Third-Party Beneficiaries. Except for the release and indemnification and contribution rights under this Agreement or any Ancillary Agreement of any Parent Indemnitee or Enova Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder or thereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.9 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

10.10 Amendment. No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified by any party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such amendment, supplement or modification is sought to be enforced.

10.11 Guarantees. Parent will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the Parent Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement and any Ancillary Agreement. Enova will cause to be performed and hereby guarantee the performance of any and all actions of each of the members of the Enova Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement and any Ancillary Agreement.

10.12 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Any signature on this Agreement or any other document executed in connection herewith may be an electronically delivered signature and all parties agree that any signature delivered electronically shall be treated as an original signature to any such document.

10.13 Authority. Each party represents to the other parties that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement, (b) the execution, delivery, and performance of this Agreement and each Ancillary Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and each Ancillary Agreement, and (d) this Agreement and each Ancillary Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

10.14 Binding Effect. This Agreement and each other Ancillary Agreement binds and benefits the parties and their respective successors and permitted assigns.

10.15 Waiver. A provision of this Agreement or any other Ancillary Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement or any other Ancillary Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

10.16 Force Majeure. Neither party shall be deemed in default of this Agreement or the Tax Matters Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or the Tax Matters Agreement, as applicable, as soon as reasonably practicable.

10.17 Publicity. From and after the Distribution Date, Enova and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

10.18 Expenses. Except as expressly set forth in this Agreement (including Section 8.1(b)) or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, shall be borne by the party incurring such fees, costs or expenses.

10.19 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.20 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Distribution and shall remain in full force and effect.

10.21 Specific Performance. Subject to the provisions of Article IV, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

10.22 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.23 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement or any Ancillary Agreement, to be taken or occur effective as of the Distribution Date, or otherwise in connection with the Distribution, will not be taken or occur, except to the extent specifically agreed otherwise by the parties hereto.

[Signature page follows]

WHEREFORE, the parties have signed this Agreement effective as of the date first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

ENOVA INTERNATIONAL, INC.

By:
Name:
Title: